Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "LAB123, INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF DECEMBER, A.D. 2006, AT 11:43 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4210579 8100

061117704

AUTHENTICATION: 5257073

DATE: 12-07-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:51 AM 12/07/2006
FILED 11:43 AM 12/07/2006
SRV 061117704 - 4210579 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LAB123, INC.

LAB123, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name of the corporation is Lab123, Inc. (hereinafter referred to as the "Corporation").

SECOND: Article FOURTH of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

"FOURTH: This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is twenty-seven million (27,000,000) shares. Twenty-one million (21,000,000) shares shall be Common Stock each with a par value of $0.001 per share and six million (6,000,000) shares shall be Preferred Stock, each with a par value of $0.001 per share. The Board of Directors, subject to the limitations prescribed by law and the provisions of this Article FOURTH, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by the filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designations, powers, preferences and rights of any such series and the qualifications, limitations or restrictions thereof."

THIRD: The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have made, signed and subscribed this Certificate of Amendment this 6th day of December 2006, and affirm that the statements contained herein are true under penalties of perjury.

Michael Sosnowik, President